Exhibit 16.1

18012 Sky Park Circle, Suite 200 Irvine, California 92614 tel 949-852-1600 fax 949-852-1606 www.rjicpas.com

October 14, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Reliability Incorporated — Form 8-K, Item 4.01 (Commission File No. 000-07092)

Ladies and Gentlemen:

We have read Item 4.01 of Reliability Incorporated’s Current Report on Form 8-K, which we understand will be filed with the Securities and Exchange Commission. We agree with the statements concerning our firm contained in Item 4.01(a), “Dismissal of Independent Registered Public Accounting Firm.” We have no basis to agree or disagree with the other statements of the Company contained therein.

Very truly yours,

Ramirez Jimenez International CPAs

By:	/s/ Max Lewandowski
Max Lewandowski, Partner